EXHIBIT 5

                [Letterhead of Morris, Manning & Martin, L.L.P.]

                                 March 30, 2000

Daleen Technologies, Inc.
902 Clint Moore Road
Boca Raton, Florida 33487

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Daleen Technologies, Inc., a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 4,936,131 shares of the Registrant's common stock, $0.01 par value per share (the "Shares"), including 4,911,131 Shares issuable pursuant to the Daleen Technologies, Inc. Amended and Restated Stock Incentive Plan, and 25,000 shares that may be purchased under the Daleen Technologies, Inc. 401(k) Profit Sharing Plan, including the related plan interests.

         We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Registrant and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion as Exhibit 5 to the Registrant's registration statement on Form S-8.

                                    Very truly yours,

                                    MORRIS, MANNING & MARTIN, L.L.P.

                                    /s/ Morris, Manning & Martin, L.L.P.